UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 13, 2012, an affiliate of Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”), entered into a purchase and sale agreement with AG/WP Fairlawn Owner, LLC, a Delaware limited liability company, to acquire a shopping center containing approximately 348,255 of rentable square feet located in Fairlawn, Ohio (“Fairlawn Town Centre”). On December 21, 2012, the Company made a total deposit of $600,000 under the purchase and sale agreement. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase Fairlawn Town Centre only after satisfactory completion of agreed upon closing conditions.

The contract purchase price for Fairlawn Town Centre is approximately $42.2 million, excluding closing costs. Fairlawn Town Centre is approximately 95.4% leased and is anchored by a Giant Eagle grocery store. The consummation of the purchase of Fairlawn Town Centre is subject to substantial conditions. The consummation of this acquisition generally will depend upon the satisfaction of the conditions to the acquisition contained in the relevant contracts and no material adverse change occurring related to Fairlawn Town Centre.

Other assets may be identified in the future that the Company may acquire before or instead of the investment described above. At the time of filing, the Company cannot make any assurances that the closing of this investment will occur.

Item 8.01.	Other Events

Quartz Hill Towne Centre Acquisition

On December 26, 2012, the Company, through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 110,306 rentable square feet located on approximately 10.0 acres of land in Lancaster, California (“Quartz Hill”) for approximately $21.0 million, exclusive of closing costs. The Company funded the purchase price with proceeds from the Company’s ongoing public offering. Quartz Hill was originally constructed in 1991 and was renovated in 2012. Quartz Hill was purchased from Wood Lancaster #1, a California limited partnership, which is not affiliated with the Company, its advisor or its sub-advisor.

Quartz Hill is approximately 98.1% leased to 19 tenants. The largest tenant at Quartz Hill is a Vons grocery store (a subsidiary of Safeway), which occupies approximately 45.2% of the rentable square feet at Quartz Hill. The current aggregate annual effective rent for the tenants of Quartz Hill is approximately $1.6 million and the current weighted-average remaining lease term for the tenants is approximately 4.1 years. The current weighted-average effective rental rate over the lease term, which is calculated as the annualized effective rent divided by the leased rentable square feet, is approximately $14.56 per square foot.

Based on the current condition of Quartz Hill, the Company does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes that Quartz Hill is adequately insured.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: December 28, 2012	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer